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February 25, 2000

David Hackett
e-Auction Global Trading Inc.
181 Bay Street, Suite 3730
Toronto, Ontario, Canada
M5J 2T3


Dear Sir:

RE: e-AUCTION GLOBAL TRADING INC. (FORMERLY NAMED KAZARI INTERNATIONAL, INC.)

         CONSENT of David A. Cox, Chartered Accountant, INDEPENDENT AUDITOR

I consent to the reference to myself under the caption "Experts" (referring to my audit report), and to the use of my audit report dated June 8, 1998 relating to the Interim Financial Statements of Kazari International, Inc. as at June 1, 1998, in the Registration Statement (Form S-1) and related Prospectus of e-Auction Global Trading Inc. to be filed on February 28, 2000 or thereabout.

/s/ David A. Cox


David A. Cox

Chartered Accountant